                                                                   EXHIBIT 15.1


                  ACKNOWLEDGMENT LETTER OF ERNST & YOUNG LLP,
                          INDEPENDENT ACCOUNTANTS




October 28, 1998


Board of Directors
Reynolds Metals Company


We are aware of the incorporation by reference in the Registration Statement (Form S-4) of Ball Corporation for the registratin of $300,000,000 of 7 3/4% Senior Notes Due 2006 and $250,000,000 of 8 1/4% Senior Subordinated Notes Due 2008 of our report dated May 28, 1998, relating to the March 31, 1998 unaudited combined interim financial statements of North American Can Operations (a component of Reynolds Metals Company) that is included in Ball Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 1998.


                                  /s/ Ernst & Young LLP


Richmond, Virginia